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                                                                     EXHIBIT 2.1

                             JAVELIN SYSTEMS, INC.

                        AMENDMENT TO PURCHASE AGREEMENT

     THIS AMENDMENT TO PURCHASE AGREEMENT (the "AMENDMENT") is made as of January 23, 1998 between Javelin Systems, Inc., a Delaware corporation (the "COMPANY") and Mark LeMay, as agent ("AGENT") for the following individuals (the "SELLING SHAREHOLDERS"): Paul R. Amestoy, Greg Kosin, Mark LeMay and Ralph E. Rudzik, Jr.

     WHEREAS, the Company, the Agent, the Selling Shareholders and Posnet Computers, Inc. entered into that certain Stock Purchase Agreement dated as of December 19, 1997 (the "PURCHASE AGREEMENT") (capitalized terms used but not defined herein shall have the meaning assigned to them in the Purchase Agreement); and

     WHEREAS, the Company and Agent desire to amend the Purchase Agreement as provided below.

     NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants and conditions set forth below, and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties to this Amendment hereby agree as follows:

                                   AMENDMENT

1. Section 1.1(c) of the Purchase Agreement is hereby amended so as to add a second paragraph thereto as follows:

     "Notwithstanding anything herein to the contrary, unless permitted by the applicable rules and regulations of The Nasdaq SmallCap Market (or the principal securities exchange on which the Purchaser Common Stock shall be listed or traded if changed from The Nasdaq SmallCap Market), the aggregate number of shares of Purchaser Common Stock issued or issuable under Sections 1.1(a), (b) or (c) hereof shall not exceed the number of shares of Purchaser Common Stock that Purchaser is permitted to issue in accordance with Nasdaq Marketplace Rule 4310(c)(25)(H) without the necessity of obtaining approval by Purchaser's stockholders. In the event that, as a result of the foregoing sentence, Purchaser is precluded from paying any portion of the First Annual Earnout Amount or the Second Annual Earnout Amount in shares of Purchaser Common Stock, Purchaser shall pay to each Selling Shareholder a sum of cash equal to such Selling Shareholder's Pro Rata Percentage of the portion of the First Annual Earnout Amount or the Second Annual Earnout Amount, as the case may be, not paid in shares of Purchaser Common Stock."

2. Except as modified by this Amendment, the Purchase Agreement shall remain in full force and effect. This Amendment shall be deemed an amendment to the Purchase Agreement and

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shall become effective when executed and delivered by the Company and the Agent as provided under Section 6.14 of the Purchase Agreement.

     The foregoing Amendment is hereby executed as of the date first above written.

THE COMPANY:

JAVELIN SYSTEMS, INC.


By:    /s/ Richard Stack
   ----------------------------------

Title: Chief Executive Officer
      -------------------------------



AGENT:


       /s/ Mark LeMay
-------------------------------------
       MARK LEMAY